Exhibit 99.2

March 16, 2023

Via Electronic Mail

Dr. Xiaodi Hou

RE: Letter to TuSimple Holdings Inc.’s Board of Directors dated March 14, 2023

Dr. Hou:

This is in response to your March 14, 2023 letter to the Board of Directors (the “Board”) of TuSimple Holdings Inc. (the “Company”). As disclosed in the Company’s Form 8-K filed on March 13, 2023, you resigned from the Board before completion of an internal investigation that you knew related to allegations that you improperly approached Company employees to work for a new business venture that you were planning to pursue. Your resignation letter made no mention of any disagreement with the Company—on any issue. Indeed, it was clear from the timing of your resignation that you wanted to avoid a requested interview with Company counsel or any potential action by the Audit Committee.

Your letter is riddled with post-hoc excuses for your resignation, which are pretextual and false. Throughout your tenure with the Board, your views were always welcomed and genuinely considered by your fellow board members. Not once did we deprive you of an opportunity to be heard on any issue.

Your comments about the Company’s strategic initiatives are wrong and, we believe, are intended to hurt the Company. The development of an L2+ Driver-in ADAS solution in the China market has been reflected in the Company’s roadmap since 2022. In fact, it was presented during the May 2022 Analyst Day—when you were the Company’s Chief Executive Officer. A continued expansion of a previously disclosed initiative is not a change in direction. To now suggest that developing L4 autonomous driving is not the Company’s main focus and mission is false and misleading.

Lastly, your attack on Company management and the internal investigation is baseless and simply an effort to divert attention from your own conduct and the very serious allegations that, while serving on the Company’s Board of Directors, you solicited company employees to work for your personal business venture.

Rest assured, the Company will vigorously protect its employees, and its intellectual property. We therefore ask that you honor the cease and desist letter delivered to your counsel. We wish to finally put the distractions of your tenure at the Company behind us, and to continue to focus on our mission of making autonomous driving a reality.

+1 (619)916-3144 | 9191 Towne Centre Dr, Ste 600 San Diego, CA 92122 | www.tusimple.com

Sincerely,

/s/ Mo Chen

Mo Chen

Executive Chairman
On Behalf of the Board of Directors
Of TuSimple Holdings Inc.

CC:

James R. Asperger

Brian Timmons

+1 (619)916-3144 | 9191 Towne Centre Dr, Ste 600 San Diego, CA 92122 | www.tusimple.com